UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 18, 2011

(Date of earliest event reported)

TEMPLE-INLAND INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

(Address of Principal Executive Offices, including Zip code)

(512) 434-5800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed in Temple-Inland Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the period ended October 1, 2011, two putative class action lawsuits were filed in the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”), captioned Raul v. Simons, et. al., Case No. 6690-VCP (filed July 22, 2011) (the “Raul Action”) and Kahn v. Temple-Inland, Inc. et al., Case No. 6702-VCP (filed July 25, 2011) (the “Kahn Action”). The Raul Action and the Kahn Action were consolidated as In re Temple-Inland, Inc. Shareholders Litigation under the case number 6702-VCP pursuant to an order dated August 5, 2011. In addition, on August 16, 2011, a putative class action lawsuit, captioned Washtenaw County Employees’ Retirement System v. Simons, et. al., Cause No. D-1-GN-11-002456, was filed in the District Court of Travis County, Texas (the “Texas Action”). The Raul Action, the Kahn Action and the Texas Action were filed prior to the time that the Company entered into its previously announced Agreement and Plan of Merger with International Paper Company (“IP”) and Metal Acquisition Inc., a wholly owned subsidiary of IP (“Metal”), dated as of September 6, 2011 (the “Merger Agreement”), providing for the merger of Metal with and into the Company in which the Company’s stockholders will receive $32.00 per share, in cash, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”).

These lawsuits alleged, among other things, that the members of the Company’s Board of Directors breached their fiduciary duties by refusing to negotiate with IP following its unsolicited offer to acquire the Company in June 2011, failing to solicit alternative offers and adopting a stockholder rights plan on June 7, 2011.

A putative class action lawsuit, captioned Buxton v. Temple-Inland, Inc., et al., Case No. 6866-VCP (the “Buxton Action”), was filed in the Delaware Court of Chancery on September 14, 2011, after the date of the Merger Agreement. The Buxton Action named as defendants the Company and its directors, IP and Metal, and alleged, among other things, that the Company’s directors breached their fiduciary duties by agreeing to a transaction with IP at a price of $32.00 per share. On September 26, 2011, the Buxton Action was consolidated into In re Temple-Inland, Inc. Shareholders Litigation (the “Consolidated Delaware Action”). On September 28, 2011 an amended complaint was filed in the Consolidated Delaware Action that included allegations that the preliminary proxy statement filed by the Company under cover of Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) on September 23, 2011 relating to the Merger Agreement (the “Preliminary Proxy Statement”) failed to include or misrepresented certain material information and prevented the Company’s stockholders from making an informed decision with respect to the stockholder vote on the Merger Agreement.

On October 27, 2011, an amended complaint was filed in the Texas Action, also alleging that the Preliminary Proxy Statement failed to include or misrepresented certain information.

On November 7, 2011, the Company filed a definitive proxy statement with the SEC (the “Definitive Proxy Statement”).

On November 18, 2011, the parties to the Consolidated Delaware Action informed the Delaware Court of Chancery that they had reached an agreement in principle, which, if approved by the Court, would result in the settlement of all claims brought on behalf of the purported class. The parties to the Consolidated Delaware Action have entered into a Memorandum of Understanding memorializing the key terms of their agreement (the “Delaware MOU”).

On November 23, 2011, the parties to the Texas Action reached an agreement in principle, which is intended to resolve all issues in that litigation. The parties to the Texas Action have entered into a Memorandum of Understanding memorializing the key terms of their agreement (the “Texas MOU” and together with the Delaware MOU, the “MOUs”).

Pursuant to the MOUs, the Company will make certain additional disclosures (the “Supplemental Disclosure”), which will be filed with the SEC on DEFA14A and which should be read in conjunction with the Definitive Proxy Statement.

The settlements will not affect the merger consideration to be paid to stockholders of the Company pursuant to the Merger Agreement or the timing of the special meeting of the Company’s stockholders scheduled for December 7, 2011 to vote upon a proposal to adopt the Merger Agreement.

The Company and the other defendants have each denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or breaches of duty or engaged in any of the wrongful acts alleged in the lawsuits filed in connection with the proposed Merger, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties. Nothing in this Current Report on Form 8-K, the MOUs or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth in the Supplemental Disclosure.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.

Date: November 23, 2011	By:	/s/ Grant F. Adamson
Name: Grant F. Adamson
Title: Chief Governance Officer